Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES REPORTS
THIRD QUARTER DILUTED EPS LOSS OF $0.32

Dayton, Ohio, (December 4, 2019) -- REX American Resources Corporation (NYSE: REX) (“REX” or “the Company”) today reported financial results for its fiscal 2019 third quarter (“Q3 ’19”) ended October 31, 2019. REX management will host a conference call and webcast today at 11:00 a.m. ET.

Conference Call:	212/231-2932

Webcast / Replay URL:	www.rexamerican.com/Corp/Page4.aspx

The webcast will be available for replay for 30 days.

REX American Resources’ Q3 ’19 results principally reflect its interests in six ethanol production facilities and its refined coal operation. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, as is the refined coal entity, while those of its four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates. The Company reports results for its two business segments as ethanol and by-products, and refined coal.

REX’s Q3 ’19 net sales and revenue were $86.7 million, compared with $123.8 million in Q3 ’18. Although ethanol and corn oil pricing strengthened on a year-to-year basis, lower Q3 ’19 ethanol production and lower distiller grain pricing resulted in a year-over-year decline in net sales and revenue. Primarily reflecting these factors and a significant year-over-year increase in corn prices, Q3 ’19 gross profit for the Company’s ethanol and by-products segment was $28,000, compared with $11.3 million in Q3 ’18. As a result, the ethanol and by-products segment loss before income taxes was $2.8 million in Q3 ’19, compared to income of $8.4 million in Q3 ’18. The Company’s refined coal operation incurred a $1.8 million gross loss and a $1.6 million loss before income taxes in Q3 ’19, compared to a $3.5 million gross loss and a loss before income taxes of $4.2 million in Q3 ’18. REX reported a Q3 ’19 loss before income taxes and non-controlling interests of $4.9 million, compared with income before income taxes and non-controlling interests of $3.8 million in the comparable year ago period. While the refined coal operation negatively impacted gross profit and income before income taxes, it contributed a tax benefit of $2.2 million and $8.3 million for Q3 ’19 and Q3 ’18, respectively. The year-over-year decline in the refined coal gross loss, loss before taxes and reduced year-over-year tax benefits are related to lower production levels.

Net loss attributable to REX shareholders in Q3 ’19 was $2.1 million, compared to net income of $11.9 million in Q3 ’18. Q3 ’19 basic and diluted net loss per share attributable to REX common shareholders was $0.32, compared to net income per share of $1.86 in Q3 ’18. Per share results in Q3 ’19 and Q2 ’18 are based on 6,319,000 and 6,388,000 diluted weighted average shares outstanding, respectively.

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REX American Resources Q3 ’19 Results, 12/4/19	page 2

Segment Income Statement Data:

	Three Months Ended		Nine Months Ended
($ in thousands)	October 31,		October 31,
	2019	2018	2019	2018
Net sales and revenue:
Ethanol & By-Products (1)	$86,603	$123,546	$296,826	$372,717
Refined coal (2) (3)	68	204	288	610
Total net sales and revenue	$86,671	$123,750	$297,114	$373,327

Gross (loss) profit:
Ethanol & By-Products (1)	$28	$11,260	$12,312	$38,475
Refined coal (2)	(1,786)	(3,513)	(6,420)	(10,478)
Total gross (loss) profit	$(1,758)	$7,747	$5,892	$27,997

(Loss) income before income taxes:
Ethanol & By-Products (1)	$(2,822)	$8,405	$3,491	$29,491
Refined coal (2)	(1,648)	(4,240)	(6,351)	(11,887)
Corporate and other	(434)	(410)	(1,146)	(1,341)
Total (loss) income before income taxes	$(4,904)	$3,755	$(4,006)	$16,263

Benefit (provision) for income taxes:
Ethanol & By-Products	$945	$1,643	$(160)	$(1,806)
Refined coal	2,181	8,318	9,282	19,914
Corporate and other	105	53	279	240
Total benefit for income taxes	$3,231	$10,014	$9,401	$18,348

Segment (loss) profit:
Ethanol & By-Products	$(2,330)	$7,946	$684	$23,096
Refined coal	607	4,260	3,209	8,549
Corporate and other	(329)	(331)	(868)	(1,057)
Net (loss) income attributable to REX common shareholders	$(2,052)	$11,875	$3,025	$30,588

(1)	Includes results attributable to non-controlling interests of approximately 25% for One Earth and approximately 1% for NuGen.
(2)	Includes results attributable to non-controlling interests of approximately 5%.
(3)	Refined coal sales are reported net of the cost of coal.

REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “Net sales for the quarter declined approximately 30%, primarily due to reduced ethanol gallons sold as the NuGen Energy facility in South Dakota faced difficulties sourcing corn. Also, the crush spread declined as our consolidated corn costs increased approximately 25% compared to the prior year as demand outstripped reduced supply levels related to the heavy rain and floods, which delayed or prevented spring planting. In addition, we experienced lower distiller grain pricing on a year-over-year basis.

“Notwithstanding the challenges faced year-to-date, our balance sheet remains strong and includes cash and cash equivalents in excess of $196 million and working capital of $236.1 million. Given the quality of our plants, we remain confident in our disciplined operating approach and in the value of ethanol’s octane, carbon and costs benefits as a worldwide fuel supply.”

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REX American Resources Q3 ’19 Results, 12/4/19	page 3

Balance Sheet

At October 31, 2019, REX had cash and cash equivalents of $196.3 million, $59.1 million of which was at the parent company, and $137.2 million of which was at its consolidated production facilities. This compares with cash, cash equivalents and short-term investments at January 31, 2019, of $203.5 million, $54.8 million of which was at the parent company, and $148.7 million of which was at its consolidated ethanol production facilities.

The following table summarizes select data related to REX’s
consolidated alternative energy interests:

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2019	2018	2019	2018
Average selling price per gallon of ethanol	$1.39	$1.28	$1.34	$1.33
Average selling price per ton of dried distillers grains	$134.57	$139.67	$137.48	$141.90
Average selling price per pound of non-food grade corn oil	$0.26	$0.25	$0.25	$0.24
Average selling price per ton of modified distillers grains	$56.56	$46.67	$59.67	$59.96
Average cost per bushel of grain	$4.15	$3.32	$3.79	$3.47
Average cost of natural gas (per mmbtu)	$2.51	$2.90	$2.98	$3.07

Supplemental data related to REX’s alternative energy interests:

REX American Resources Corporation Ethanol Ownership Interests/Effective Annual Gallons Shipped as of October 31, 2019 (gallons in millions)
Entity	Trailing Twelve Months Gallons Shipped	Current REX Ownership Interest	REX’s Current Effective Ownership of Trailing Twelve Month Gallons Shipped
One Earth Energy, LLC (Gibson City, IL)	140.0	75.2%	105.3
NuGen Energy, LLC (Marion, SD)	101.9	99.5%	101.4
Big River Resources West Burlington, LLC (West Burlington, IA)	111.4	10.3%	11.5
Big River Resources Galva, LLC (Galva, IL)	126.7	10.3%	13.1
Big River United Energy, LLC (Dyersville, IA)	132.6	5.7%	7.6
Big River Resources Boyceville, LLC (Boyceville, WI)	59.0	10.3%	6.1
Total	671.6	n/a	245.0

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REX American Resources Q3 ’19 Results, 12/4/19	page 4

Third Quarter Conference Call

REX will host a conference call at 11:00 a.m. ET today. Senior management will discuss the quarterly financial results and host a question and answer session. The dial in number for the audio conference call is 212/231-2932 (domestic and international callers).

Participants can also listen to a live webcast of the call on the Company’s website, www.rexamerican.com/Corp/Page4.aspx. A webcast replay will be available for 30 days following the live event at www.rexamerican.com/Corp/Page4.aspx.

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 672 million gallons of ethanol over the twelve month period ended October 31, 2019. REX’s effective ownership of the trailing twelve month gallons shipped (for the twelve months ended October 31, 2019) by the ethanol production facilities in which it has ownership interests was approximately 245 million gallons. In addition, the Company acquired a refined coal operation on August 10, 2017. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, non-food grade corn oil, gasoline and natural gas, ethanol and refined coal plants operating efficiently and according to forecasts and projections, changes in the international, national or regional economies, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy, changes in foreign currency exchange rates and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:

Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500
rex@jcir.com

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REX American Resources Q3 ’19 Results, 12/4/19	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2019	2018	2019	2018
Net sales and revenue	$86,671	$123,750	$297,114	$373,327
Cost of sales	88,429	116,003	291,222	345,330
Gross (loss) profit	(1,758)	7,747	5,892	27,997
Selling, general and administrative expenses	(4,133)	(5,412)	(13,629)	(16,075)
Equity in (loss) income of unconsolidated ethanol affiliates	(15)	611	350	2,182
Interest and other income, net	1,002	809	3,381	2,159
(Loss) income before income taxes and non-controlling interests	(4,904)	3,755	(4,006)	16,263
Benefit for income taxes	3,231	10,014	9,401	18,348
Net (loss) income including non-controlling interests	(1,673)	13,769	5,395	34,611
Net income attributable to non-controlling interests	(379)	(1,894)	(2,370)	(4,023)
Net (loss) income attributable to REX common shareholders	$(2,052)	$11,875	$3,025	$30,588

Weighted average shares outstanding – basic and diluted	6,319	6,388	6,318	6,473

Basic and diluted net (loss) income per share attributable to REX common shareholders	$(0.32)	$1.86	$0.48	$4.73

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REX American Resources Q3 ’19 Results, 12/4/19	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)
Unaudited

	October 31,	January 31,
ASSETS	2019	2019
CURRENT ASSETS:
Cash and cash equivalents	$196,339	$188,531
Restricted cash	523	281
Short-term investments	-	14,975
Accounts receivable	16,391	11,378
Inventory	31,038	18,477
Refundable income taxes	7,222	7,695
Prepaid expenses and other	9,017	9,284
Total current assets	260,530	250,621
Property and equipment-net	167,754	182,521
Operating lease right-of-use assets	17,603	-
Other assets	16,263	6,176
Equity method investment	31,422	32,075
TOTAL ASSETS	$493,572	$471,393
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$13,122	$7,463
Current operating lease liabilities	5,080	-
Accrued expenses and other current liabilities	6,231	9,546
Total current liabilities	24,433	17,009
LONG TERM LIABILITIES:
Deferred taxes	3,963	4,185
Long-term operating lease liabilities	11,937	-
Other long-term liabilities	4,310	4,928
Total long-term liabilities	20,210	9,113
COMMITMENTS AND CONTINGENCIES EQUITY:
REX shareholders’ equity:
Common stock, 45,000 shares authorized, 29,853 shares issued at par	299	299
Paid in capital	148,756	148,273
Retained earnings	582,583	579,558
Treasury stock, 23,561 and 23,580 shares, respectively	(335,073)	(335,193)
Total REX shareholders’ equity	396,565	392,937
Non-controlling interests	52,364	52,334
Total equity	448,929	445,271
TOTAL LIABILITIES AND EQUITY	$493,572	$471,393

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REX American Resources Q3 ’19 Results, 12/4/19	page 7

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Nine Month Ended October 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,395	$34,611
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	17,682	18,673
Amortization of operating lease right-of-use assets	4,648	-
Income from equity method investments	(350)	(2,182)
Dividends received from equity method investments	1,003	3,007
Interest income from investments	(25)	(993)
Deferred income tax	(9,828)	(22,146)
Stock based compensation expense	215	730
Loss on disposal of property and equipment	-	104
Changes in assets and liabilities:
Accounts receivable	(5,013)	(2,819)
Inventory	(12,561)	(881)
Other assets	(110)	(2,996)
Accounts payable-trade	5,618	1,682
Other liabilities	(9,010)	2,079
Net cash (used in) provided by operating activities	(2,336)	28,869
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,643)	(7,954)
Purchases of short-term investments	-	(125,989)
Sales of short-term investments	15,000	112,091
Loan receivable repayments	369	25
Net cash provided by (used in) investing activities	12,726	(21,827)
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	-	(18,419)
Payments to noncontrolling interests holders	(2,598)	(1,734)
Capital contributions from minority investor	258	432
Net cash used in financing activities	(2,340)	(19,721)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	8,050	(12,679)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-Beginning of period	188,812	191,342
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-End of period	$196,862	$178,663
Non cash financing activities – Stock awards issued	$487	$1,473
Non cash financing activities – Stock awards accrued	$99	$585
Non cash investing activities – Accrued capital expenditures	$272	$603
Initial right-of-use assets and liabilities recorded upon adoption of ASC 842	$20,918	$-
Right-of-use assets acquired and liabilities assumed upon lease execution	$432	$-

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